DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
PURSUANT TO RULE 12B-1
UNDER THE INVESTMENT COMPANY ACT OF 1940

Adopted September 10, 2013, as amended February 11, 2014, March 12, 2014 February 6, 2015,

November 3, 2015, February 9, 2016, April 4, 2016, January 1, 2019 and
August 20, 2021

WHEREAS, the Forethought Variable Insurance Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company which is available to act as the investment vehicle for separate accounts established by insurance companies for life insurance policies and annuity contracts;

WHEREAS, the Trust intends to make available shares of its series (each a “Fund” and collectively, the “Funds”), and any applicable class thereof (the “Shares”) as set forth in the registration statements for the Trust, as filed with the Securities and Exchange Commission from time to time; and

WHEREAS, the Trust has entered into an Underwriting Agreement (the “Underwriting Agreement”) with Global Atlantic Distributors, LLC (the “Distributor”) pursuant to which Distributor has agreed to serve as the distributor of the Shares of the Fund; and

WHEREAS, the Trust desires to adopt this plan (this “Plan”) pursuant to Rule 12b-1 under the 1940 Act on behalf of the Funds listed in Schedule A (the “Subject Funds”), and the Trust’s Board of Trustees (the “Board”), including those Board members who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”), has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Subject Funds and their shareholders; and

WHEREAS, Distributor desires to serve as distributor of the Shares and to provide, or arrange for the provision of services pursuant to this Plan, and the Trust, with respect to the Subject Funds, will pay a fee to Distributor in connection with the distribution and servicing of the Subject Funds’ Shares.

NOW THEREFORE, the Trust hereby adopts this Plan and approves the retention of the Distributor and the payment of certain fees as follows:

1.                  A. The Subject Funds are authorized to pay to Distributor, as compensation for Distributor’s sales, promotional activities and/or shareholder services provided under this Plan, a combined shareholder servicing and distribution fee at the rate of up to 0.25% for Class II Shares and up to 0.15% for Class III Shares on an annualized basis of the average net assets of the Subject Funds. Such fees are to be paid by the Subject Funds monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the Subject Funds’ average daily net assets during the preceding month, and shall be calculated and accrued daily. Distributor shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed. In no event shall the rate paid for services under this Plan exceed 0.25% per annum for Class II and 0.15% per annum for Class III.

B. The Subject Funds may pay fees to Distributor at a lesser rate than the fees specified in Paragraph 1.A. of this Plan as agreed upon by the Board and Distributor and as approved in the manner specified in clauses (a) and (b) of Paragraph 3 of this Plan.

2.                  A. The Trust hereby authorizes Distributor to enter into agreements with certain insurance companies, administrators and others (“Recipients”) on behalf of the Trust and/or the Subject Funds to provide compensation to such Recipients based on the net asset value of shares of the Subject Funds held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2. Distributor may also make payments to the investment advisers of the Subject Funds for reimbursement of marketing related expenses and/or compensation for administrative assistance.

B. Distributor shall provide, or arrange for Recipients with which Distributor has entered into agreements to provide, distribution and/or shareholder services. For purposes of this Plan “distribution services” may include, without limitation, the following: (a) the sale of Shares of the Subject Funds and/or advising shareholders of the Subject Funds regarding the purchase, sale or retention of Shares of the Subject Funds; (b) incurring expenses of maintaining personnel who engage in or support distribution of the Shares of the Subject Funds or variable annuity or variable life contracts (“Variable Contracts”) investing indirectly in the Subject Funds; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Subject Funds for prospective purchasers, including for distribution to purchasers of Variable Contracts investing indirectly in the Subject Funds; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising relating to the Subject Funds; (e) incurring costs of preparing, printing and distributing sales literature with respect to the Subject Funds; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Subject Funds may, from time to time, deem advisable; (g) incurring costs of implementing and operating this Plan; and (h) incurring costs of allocating the cash values and premiums of the Variable Contracts to the Subject Funds. For purposes of this Plan “shareholder services” shall include, without limitation, (w) those services rendered in connection with the holding of Shares of the Subject Funds for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support; (x) administrative services to the Subject Funds and its shareholders or that are rendered to shareholders of the Subject Funds’ Shares and not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust or the Subject Funds, and processing shareholder transactions; (y) personal services and/or maintenance of Variable Contract accounts or shareholder accounts with respect to Shares attributable to such accounts; and (z) the coordination of recordkeeping services with respect to qualified retirement plan participant accounts.

3.                  This Plan shall not take effect with respect to a Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) the Independent Trustees.

4.                  This Plan may continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in clauses (a) and (b) of Paragraph 3.

5.                  Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Subject Funds by Distributor under this Plan and the purposes for which such expenditures were made.

6.                  The Trust or the Subject Funds may terminate this Plan at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Subject Funds. If this Plan is terminated by a Subject Fund, it shall remain in full force and effect for any Subject Fund that has not terminated the Plan.

7.                  The Trust or the Subject Funds may terminate any agreement related to this Plan, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Subject Funds, upon sixty (60) days written notice to the other parties to such agreement. In addition, any agreement related to this Plan shall terminate automatically in the event of its assignment.

8.                  This Plan may not be amended to increase materially the amount of fees to be paid by the Subject Funds unless such amendment is approved by a vote of a majority of the outstanding shares of the Subject Funds, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in clauses (a) and (b) of Paragraph 3 hereof.

9.                  The amount of fees payable by the Subject Funds to Distributor under this Plan and the amounts received by Distributor under the Underwriting Agreement may be greater or lesser than the expenses actually incurred by Distributor on behalf of the Subject Funds in serving as distributor of the Shares. The distribution and shareholder servicing fees with respect to the Subject Funds will be payable by the Subject Funds to Distributor until either this Plan or the Underwriting Agreement is terminated or not renewed with respect to the Shares of the Subject Funds.

10.              While this Plan is in effect, the selection and nomination of the Independent Trustees shall be made solely at the discretion of the Independent Trustees.

11.              As used in this Plan, the terms “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the same meanings as those terms have in the 1940 Act.

12.              The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

13.              The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or the Subject Funds under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Subject Funds in settlement of any such right or claim, and not to the Board members or shareholders.

Acknowledged and Approved by:

FORETHOUGHT VARIABLE INSURANCE TRUST

By:	/s/ Eric D. Todd
Name:	Eric D. Todd
Title:	President

GLOBAL ATLANTIC DISTRIBUTORS, LLC

By:	/s/ Robert M. Arena, Jr.
Name:	Robert M. Arena, Jr.
Title:	President

Schedule A

FORETHOUGHT VARIABLE INSURANCE TRUST On behalf of its series: Portfolio	Class II	Class III
Global Atlantic American Funds® Managed Risk Portfolio	X	N/A
Global Atlantic Balanced Managed Risk Portfolio	X	N/A
Global Atlantic BlackRock Allocation Portfolio	X	X
Global Atlantic BlackRock Disciplined Core Portfolio	X	X
Global Atlantic BlackRock Disciplined Growth Portfolio	X	X
Global Atlantic BlackRock Disciplined International Core Portfolio	X	X
Global Atlantic BlackRock Disciplined Mid Cap Growth Portfolio	X	X
Global Atlantic BlackRock Disciplined Value Portfolio	X	X
Global Atlantic BlackRock Selects Managed Risk Portfolio	X	N/A
Global Atlantic BlackRock High Yield Portfolio	X	X
Global Atlantic Franklin Dividend and Income Managed Risk Portfolio	X	N/A
Global Atlantic Goldman Sachs Core Fixed Income Portfolio	X	X
Global Atlantic Growth Managed Risk Portfolio	X	N/A
Global Atlantic Moderate Growth Managed Risk Portfolio	X	N/A
Global Atlantic Select Advisor Managed Risk Portfolio	X	N/A
Global Atlantic Wellington Research Managed Risk Portfolio	X	N/A